Immediate Release
Contact   Mary Brevard:  (248) 754-0881

BORGWARNER GROWTH DRIVES RECORD FIRST QUARTER RESULTS;
COMPANY REAFFIRMS 2008 GUIDANCE

Auburn Hills, Michigan, May 2, 2008 – BorgWarner Inc. (NYSE:  BWA) today reported record sales and earnings for the first quarter of 2008.  Demand for its fuel-efficient technologies in Europe and Asia drove the global powertrain systems supplier’s strong results, despite weak auto sales in North America.

First Quarter Highlights:
•	Record sales of $1,498.9 million, up 17% from first quarter 2007, or 8% excluding currency
•	Sales outside of the U.S. grew 15% over first quarter 2007, excluding the impact of currency
•	Record earnings of $0.75 per diluted share, up 50% from first quarter 2007 adjusted for a two-for-one stock split on December 17, 2007.
•	Operating income margin of 8.5%
•	2008 earnings guidance of $2.85 to $3.00 per diluted share reaffirmed

Comment and Outlook:  “The year got off to a strong start, with excellent results in Europe and Asia,” said Tim Manganello, Chairman and CEO.  “Despite recession worries, we are seeing stable growth driven by our product technologies that improve fuel economy, lower emissions and provide better vehicle performance.   Our sales outside of the U.S. were up 15%, excluding the impact of currency, compared with vehicle production outside of the U.S. that was up only 4%.  Our sales in the U.S. declined 4% due to lower U.S. vehicle production, which was down 8%.”

Commenting on the remainder of the year, Manganello pointed to the Company’s reaffirmation of its 2008 earnings guidance in the range of $2.85 to $3.00 per diluted share, which implies earnings growth of 20% to 25% compared with 2007.  “We expect 2008 to be another record year for BorgWarner,” he said.  “Consumers want better fuel economy and reduced emissions in every region of the world. These needs are driving demand for BorgWarner’s leading powertrain technologies like turbochargers and dual-clutch transmission modules for which we are launching new programs and expanding capacity. The strength of the platforms we are on has allowed us to more than offset general vehicle schedule declines, and will enable our continued growth to outpace that of the industry in the future.”

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Financial Results:  For first quarter 2008, sales were up 17% to $1,498.9 million, compared with $1,277.8 million in first quarter 2007.  Net income in the quarter was $88.7 million, or $0.75 per diluted share, compared with $58.4 million, or $0.50 per diluted share in first quarter 2007 adjusted for the two-for-one stock split on December 17, 2007. The impact of foreign currencies, primarily the Euro, increased sales by $115.3 in first quarter 2008 compared with first quarter 2007, and net income by $7.3 million, or $0.06 per diluted share adjusted for the two-for-one stock split.

Operating income was $126.7 million, or 8.5% of sales, in first quarter 2008 versus $89.9 million, or 7.0% of sales, in first quarter 2007.  First quarter 2007 operating income and net income were negatively impacted by a warranty related charge of $14.0 million pre-tax or $0.085 per diluted share.  Research and development spending was $57.5 million in the quarter versus $50.9 million in 2007.

Net cash provided by operating activities was $74.5 million in first quarter 2008 versus $82.6 million in first quarter 2007. Investments in capital expenditures, including tooling outlays, totaled $75.4 million for the quarter, compared with $58.3 million for the same period in 2007.  The company also repurchased $13.5 million of its stock during the quarter.

Balance sheet debt increased by $93 million and cash increased by $15 million in first quarter 2008 compared with the end of 2007.

Engine Group Results:  Strong global demand for its turbochargers boosted Engine Group first quarter 2008 sales 23% versus first quarter 2007 to $1,098.1 million with earnings before interest and taxes at $137.9 million. Sales outside of the U.S. were up 16% excluding the impact of foreign currencies.  Demand outside of the U.S. for the group’s engine timing, ignition, emissions and thermal products helped offset lower domestic sales of those products, which were lower primarily due to lower domestic vehicle production.

Drivetrain Group Results:  First quarter 2008 sales were up 5% versus first quarter 2007 to $409.8 million with earnings before interest and income taxes at $18.3 million. Sales outside of the U.S. were up 12%, excluding the impact of foreign currencies, as the group continued to benefit from increased demand for dual-clutch transmission and torque transfer products. Sales in the U.S. were down 10% primarily due to lower domestic vehicle production. The decline in the group’s earnings before interest and taxes in the quarter was related to challenging new product launches outside of the U.S. and lower North American sales of light trucks and SUVs equipped with our products.

Recent Highlights:  Continued global expansion to meet the demand for its fuel efficient products saw BorgWarner expanding, breaking ground or opening a number of facilities in recent months.  In the Engine segment, BorgWarner Turbo & Emissions Systems broke ground for a new production facility in Rzeszów, Poland.  BorgWarner Thermal Systems opened a new facility in Ningbo, China and broke ground for a new facility near Chennai, India.
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In addition, the company’s Board of Directors approved the investment of approximately $125 million to increase its global turbocharger capacity by more than three million units over the next several years. The increased capacity will support new business awards in North America, Europe and Asia.  The projects include new facilities to produce turbochargers in Mexico for Ford and in Thailand for a major Japanese automaker.  Expansion of facilities in Hungary and Poland will provide turbochargers for both diesel and gasoline engine programs in Europe. The world market for turbochargers is expected to grow over 40% in the next five years.

 To serve the growing market for dual-clutch transmission technology, BorgWarner opened its second manufacturing facility on its Drivetrain campus in Arnstadt, Germany, doubling the manufacturing area of the current site.  Construction is also underway for a new Drivetrain facility in Ramos, Mexico.  The facility will produce dual-clutch transmission modules to serve the North American market in addition to other drivetrain products.

In other action, the company’s Board of Directors authorized the repurchase of an additional 5 million shares of common stock.  The new authorization was made in anticipation of exhausting the limited number of shares that remain available under the previous program authorized in 2000. The company has maintained share repurchase programs since 1997.

At 9:30 a.m. ET today, a brief conference call concerning first quarter results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The FORTUNE 500 company operates manufacturing and technical facilities in 64 locations in 17 countries.  Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.

Additional Important Information

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K.  We do not undertake any obligation to update any forward-looking statements.

Financial Tables Follow

BorgWarner Inc.
Condensed Consolidated Statement of Operations (Unaudited)
(millions of dollars, except per share data)

	Three Months Ended
	March 31,
	2008	2007

Net Sales	$1,498.9	$1,277.8
Cost of Sales	1,215.4	1,061.9
Gross profit	283.5	215.9

Selling, general and administrative expenses	155.7	126.7
Other (income) expense	1.1	(0.7)
Operating income	126.7	89.9

Equity in affiliates' earnings, net of tax	(9.1)	(9.2)
Interest expense and finance charges	6.5	8.9
Earnings before income taxes and minority interest	129.3	90.2

Provision for income taxes	33.6	24.4
Minority interest, net of tax	7.0	7.4
Net earnings	$88.7	$58.4

Earnings per share - Diluted	$0.75	$0.50

Weighted average shares outstanding -
Diluted (millions)	118.5	117.2

Supplemental Information (Unaudited)
(millions of dollars)

	Three Months Ended
	March 31,
	2008	2007

Capital expenditures, including tooling outlays	$75.4	$58.3

Depreciation and amortization:
Fixed assets and tooling	$66.8	$60.2
Other	5.4	4.1
	$72.2	$64.3

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended
	March 31,
	2008	2007

Engine	$1,098.1	$894.1

Drivetrain	409.8	392.0

Inter-segment eliminations	(9.0)	(8.3)

Operations	$1,498.9	$1,277.8

Segment Earnings Before Interest and Income Taxes (Unaudited)
(millions of dollars)

	Three Months Ended
	March 31,
	2008	2007

Engine	$137.9	$85.3

Drivetrain	18.3	27.7

Segment earnings before interest and income taxes
("Segment EBIT")	156.2	113.0

Corporate expenses, net of equity in affiliates' earnings	20.4	13.9

Consolidated earnings before interest and taxes ("EBIT")	135.8	99.1

Interest expense and finance charges	6.5	8.9

Earnings before income taxes and minority interest	129.3	90.2

Provision for income taxes	33.6	24.4

Minority interest, net of tax	7.0	7.4

Net earnings	$88.7	$58.4

BorgWarner Inc.
Condensed Consolidated Balance Sheet (Unaudited)
(millions of dollars)

	March 31, 2008	December 31, 2007

Assets

Cash	$203.4	$188.5
Marketable securities	11.8	14.6
Receivables, net	955.1	802.4
Inventories, net	471.8	447.6
Other current assets	125.0	127.2
Total current assets	1,767.1	1,580.3

Property, plant and equipment, net	1,672.2	1,609.1
Other non-current assets	1,847.9	1,769.1
Total assets	$5,287.2	$4,958.5

Liabilities and Stockholders' Equity

Notes payable	$144.3	$63.7
Current portion of long-term debt	138.6	-
Accounts payable and accrued expenses	1,035.6	993.0
Income taxes payable	17.9	27.2
Total current liabilities	1,336.4	1,083.9

Long-term debt	446.7	572.6
Other non-current liabilities	902.7	863.0

Minority interest in consolidated subsidiaries	122.0	117.9

Stockholders' equity	2,479.4	2,321.1

Total liabilities and stockholders' equity	$5,287.2	$4,958.5

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flow (Unaudited)
(millions of dollars)

	Three Months Ended
	March 31,
	2008	2007

Operating
Net earnings	$88.7	$58.4
Non-cash charges (credits) to operations:
Depreciation and amortization	72.2	64.3
Deferred income tax loss (benefit)	4.0	(7.0)
Other non-cash items	9.9	11.0
Net earnings adjusted for non-cash charges to operations	174.8	126.7
Changes in assets and liabilities	(100.3)	(44.1)
Net cash provided by operating activities	74.5	82.6

Investing
Capital expenditures, including tooling outlays	(75.4)	(58.3)
Net proceeds from asset disposals	0.3	2.1
Purchases of marketable securities	-	(12.5)
Proceeds from sale of marketable securities	3.7	14.4
Net cash used in investing activities	(71.4)	(54.3)

Financing
Net increase (decrease) in notes payable	79.0	(39.7)
Net change in long-term debt	(5.1)	12.5
Payment for purchase of treasury stock	(13.5)	-
Proceeds from stock options exercised, net of tax benefit	2.7	13.1
Dividends paid to BorgWarner stockholders	(12.8)	(9.8)
Dividends paid to minority shareholders	(8.2)	(10.9)
Net cash (used in) provided by financing activities	42.1	(34.8)

Effect of exchange rate changes on cash	(30.3)	1.3

Net increase (decrease) in cash	14.9	(5.2)

Cash at beginning of year	188.5	123.3
Cash at end of year	$203.4	$118.1